Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
January 21, 2011		First Citizens Bank
919.716.2716

FIRST CITIZENS BANK PURCHASES CERTAIN ASSETS,

ASSUMES CERTAIN LIABILITIES OF UNITED WESTERN BANK

Announcement is bank’s fifth FDIC-assisted agreement in past 18 months

RALEIGH, N.C. — First Citizens Bank, a subsidiary of Raleigh-headquartered First Citizens BancShares (Nasdaq: FCNCA), announced today that it has entered into an agreement with the Federal Deposit Insurance Corp. (FDIC) to purchase substantially all the assets and assume the majority of the liabilities of United Western Bank, Denver, Colo.

The Office of Thrift Supervision (OTS) closed United Western Bank today and appointed the FDIC as receiver. On Monday, Jan. 24, the United Western Bank branch offices in Colorado will open under the First Citizens Bank name. Depositors will not sustain any losses with respect to those deposits assumed by First Citizens Bank. The announcement today is First Citizens’ fifth FDIC-related agreement in the last 18 months.

“We welcome our new clients and associates to First Citizens,” said Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank. “With more than a century of experience serving the financial needs of our clients, we’re a bank people trust for strength, stability and a long-term relationship. This agreement will allow us to expand our presence in Colorado.”

Today’s transaction includes eight branches: Boulder, Centennial, Cherry Creek, downtown Denver, Hampden at Interstate 25, Fort Collins, Longmont and Loveland. The purchase complements three Denver area branches currently operated by First Citizens’ IronStone Bank division: Aurora, Cherry Creek and Lone Tree. First Citizens Bank was selected to complete this transaction through a competitive bidding process.

On Sept. 30, 2010, United Western Bank reported total assets of $2.1 billion, net loans and leases of $1.3 billion and total deposits of $1.7 billion. Under the terms of the agreement, First Citizens Bank has the option to purchase any owned bank premises or to assume the leases on any or all of the banking offices. The loans and other real estate owned by United Western Bank and purchased by First Citizens are covered by a loss-share agreement between the FDIC and First Citizens which provides protection against losses to First Citizens Bank.

The agreement only covers the assets and liabilities of United Western Bank. Assets, liabilities and common stock of United Western Bank’s former parent company, United Western Bancorp, Inc., have not been purchased or assumed by First Citizens Bank.

Clients should bank as they normally do at their existing branches. Customer deposits are safe, accessible and still protected by FDIC insurance. Customers will continue to have access to their funds through debit cards, checks and online banking. Former United Western Bank clients with questions about the transaction or about First Citizens Bank can call toll free 1.866.407.0324 between 7 a.m. and 11 p.m. Eastern time. For more information about First Citizens, visit firstcitizens.com.

The agreement today brings the total number of Colorado branches operated by First Citizens and its IronStone Bank division to 11.

In addition to today’s transaction, First Citizens previously entered into agreements with the FDIC to purchase certain assets and assume certain liabilities of the following institutions: March 5, 2010, Sun American Bank of Boca Raton, Fla.; Jan. 29, 2010, First Regional Bank of Los Angeles, Calif.; Sept. 11, 2009, Venture Bank of Lacey, Wash.; and July 17, 2009, Temecula Valley Bank of Temecula, Calif.

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Corporate Communications Department-FCC 17 PO Box 27131 Raleigh, NC 27611-7131

About First Citizens

As of Sept. 30, 2010, First Citizens BancShares Inc. had $21 billion in assets. First Citizens Bank and its IronStone Bank division provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 443 branch offices, telephone banking, online banking at firstcitizens.com and ATMs. The company and its banking subsidiary did not take funding from the federal government’s Troubled Asset Relief Program (TARP). BancShares recently ranked fourth-best in the nation on a Forbes’ list of the 100 largest banks and thrifts.

Founded in 1898, First Citizens Bank has 385 offices in California, Colorado, the District of Columbia, Florida, Maryland, North Carolina, Tennessee, Virginia, Washington and West Virginia. The IronStone Bank division serves customers at 58 offices in Arizona, California, Colorado, Florida, Georgia, Kansas, Missouri, New Mexico, Oklahoma, Oregon, Texas and Washington. First Citizens Bank has received multiple national awards for customer satisfaction and overall stability and security, including a five-star superior ranking by independent bank rating firm BauerFinancial Inc. of Coral Gables, Fla. (Bauerfinancial.com) and Greenwich Excellence Awards for business banking services. Member FDIC.

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